 EXHIBIT 10.1

APPENDIX 1

ACKNOWLEDGEMENT AND RESOLUTION

OF THE BOARD OF DIRECTORS OF TAUTACHROME INC.

(a Delaware Corporation)

TAUTACHROME INC. a Delaware corporation (the “Corporation” or “Tautachrome”), hereby certifies that the following acknowledgement and resolution was duly approved and adopted by a majority vote of the Board of Directors of the Corporation (the “Board”) at a properly noticed meeting of the Board of Directors held on March 10, 2023, which resolution remains in full force and effect on the date hereof:

ACKNOWLEDGED, that on March 10, 2023, the Corporation received from El Dorado Family Group, Ltd. (“El Dorado”), a Royalty-Free Grant of Exclusive Usage license, attached hereto as Attachment A, of a collection of intellectual properties (“IP”) , having been appraised by a qualified, independent appraiser to be valued at $514,441,340.66, in exchange for a fixed non-cumulative nonconvertible perpetual preferred stock, with such transaction valued by the parties, Tautachrome and El Dorado, at $514,441,340 (the “IP Value”).

After discussion, the Board resolved as follows.

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and in accordance with Section 151 of the of the Delaware General Corporation Law (the “DGCL”), there is hereby created, out of the remaining 89,669,400 authorized, unissued and undesignated shares Preferred Stock, par value $0.0001 per share, a new series of Preferred Stock designated as Series H Preferred Stock (the “Series H Stock”) consisting of 55,000,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation that are applicable to the Preferred Stock) as set forth in Sections numbered 1-12 below.

Section 1. Definitions.

As used in this resolution, the following terms shall have the following meanings:

“Bylaws” means the bylaws of the Corporation, as amended.

“Common Stock” means the common stock, par value $0.00001 per share, of the Corporation.

“Series H Holder” means the holder of record as reflected in the stock records of the Corporation of Series H Preferred Voting Stock designated herein, which may be treated by the Corporation as the absolute owner of such shares for all purposes, with the initial owner of record being El Dorado.

Section 2. Dividends.

The Corporation will pay dividends on the Series H Stock, when, as, and if the Board or a duly Board-authorized dividend committee (“Dividend Committee”) declares it to be in the best interests of the Corporation to pay dividends to all its shareholders. When declared, Series H Stock Dividends will be payable annually on April 29th (the “Dividend Payment Date”). The annual Series H Stock dividend will be 6% of the IP Value (namely, $30,866,480.44), payable annually in arrears (the twelve months ending the 29th of each year hereinafter referred to as the “Dividend Period”). The Initial Dividend period will commence on and include the original issue date of the Preferred H Stock.

Dividends on the Preferred H Stock will not be cumulative. If the Board or the duly authorized Dividend Committee does not declare a dividend on the Preferred H Stock in respect of a Dividend Period, then no dividend shall be deemed to have accrued for such period, be payable on the applicable dividend payment date, or be cumulative, and the Corporation shall have no obligation to pay any dividend for that Dividend Period, whether or not the Board or a duly authorized committee of Board declares a dividend on the Preferred H Stock for any future Dividend Period. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next business day without any adjustment to the amount of the dividend paid.

Dividends will be payable to holders of record of the Preferred H Stock as they appear on the Corporation’s stock register on the applicable record date, which shall be the 15th calendar day before the applicable Dividend Payment Date, or such other record date, not exceeding 30 days before the applicable payment date, as shall be fixed by then Board or the Dividend Committee.

Dividends payable on the Preferred H Stock will be computed based on a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest dollar, with 50 cents rounded up.

4. Voting Rights.

The Series H Holder shall be entitled to receive notice of, to attend and to vote at any meeting of the shareholders of the Corporation. In all such voting, all Series H Shares shall be voted as a block (the “Series H Vote”). The Series H Vote shall be as many votes as 123% of the combined votes from all other voting stock, giving thereby the Series H Vote a 55% or better vote in voting matters.

5. Protective Provisions.

While Series H Stock is outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without written consent or affirmative vote of the Series H Holder, voting separately as a single class (in addition to any other vote required by law or the Certificate of Incorporation), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a) alter or change the rights, preferences, or privileges of the Series H Preferred Stock;

(b) alter or change the rights, preferences, or privileges of any capital stock of the Corporation to affect adversely the Series H Preferred Stock;

(c) amend, alter, or repeal any provision of the Certificate of Incorporation or Bylaws in a manner that adversely affects the powers, preferences, or rights of the Series H Preferred Stock;

(d) enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions, or cause or authorize any subsidiary of the Corporation to engage in any of the foregoing actions; or

(e) take any other action which is required to be taken only with the consent or approval of the holders of the Corporation’s capital stock, whether pursuant to the Certificate of Incorporation, the Bylaws, or the provisions of the DGCL.

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6. Notices.

Any notice required or permitted by the provisions of this resolution to be given to the Series H Holder shall be mailed, postage prepaid, to the mailing address for such Series H Holder last shown on the records of the Corporation or given by electronic communication in compliance with the provisions of the DGCL and shall be deemed sent upon such mailing or electronic transmission.

7. No Redemption.

The Series H Preferred Stock shall not be redeemable by the Corporation. It has no maturity.

8. Fractional Shares.

Series H Preferred Stock may not be issued in fractions of a share.

9. Waiver.

Notwithstanding any provision in this resolution to the contrary, any provision contained herein, and any right of the Series H Holder granted hereunder may be waived only by written consent or affirmative vote of the Series H Holder, voting separately as a single class.

10. Severability.

Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction determines that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

11. Lost or Mutilated Preferred Stock Certificate.

Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series H Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation or in the case of any such mutilation upon surrender of such certificate, the Corporation shall, at its expense, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

12. Headings.

The headings contained herein are for convenience only, do not constitute a part of this resolution and shall not be deemed to limit or affect any of the provisions hereof.

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IN WITNESS WHEREOF, I hereby certify that the foregoing acknowledgement and resolution was duly approved and adopted by a majority vote of the Board at a properly noticed meeting of the Board held today, which resolution remains in full force and effect with directors LaMountain and Leonard voting in favor, and director Holly abstaining for reasons of conflict of interest by his controlling interest in El Dorado.

/s/ Jon N. Leonard
Jon N. Leonard, Secretary and Director

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ATTACHMENT A

ROYALTY-FREE GRANT OF EXCLUSIVE USAGE

Date: March 10, 2023

El Dorado Family Group, Ltd., and its subsidiaries, doing business as “Regal Photo Archive” and “Red Alert Media Matrix” (collectively, “Licensor”) has a collection of several million photographic images from newspapers, over 4,100 hours of television programming, and more than 1,000 video clips (the “Media Assets”). The Media Assets are all originals and can never be replaced. Penelope A. Dixon and Associates, inc., a leading appraiser of documentary art determined the maximum insurable value of the Media Assets to be $514,441,340.66.

In exchange for 55,000,000 shares of the Fixed Non-Cumulative Non-Convertible Perpetual Preferred stock (the “Securities”) of Tautachrome Inc. (“Licensee”), which have been received, Licensor hereby grants Licensee an exclusive license for the use, display, publishing and or distribution, in any format and or medium, in any commercial, personal, nonprofit and or editorial projects involving but not limited to, television programming, advertising, marketing, print media, website publication, and or mobile application of the Media Assets.

This license is not transferrable to a third party.

The term of this license shall be from this date for the useful life of the Media Assets.

At all times, the Media Assets shall remain the sole property of the Licensor. However, the Licensee may at any time purchase the Media Assets by satisfying any liens and or liabilities secured by, and or associated with, the Media Assets. Such liens and or liabilities are estimated to be less than $100,000,000, thereby constituting a bargain price purchase option.

Licensor considers the fair value of this Grant and the Securities received to be $514,441,340.00.

/s/ Timothy A. Holly

Timothy A. Holly

Chairman/Chief Executive Officer

El Dorado Family Group, Ltd.

d/b/a Regal Photo Archive

d/b/a Red Alert Media Matrix

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